Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease Provides 2019 Transactions Update

NEW YORK, January 13, 2020 /PRNewswire/– Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”), a real estate investment trust focused on the acquisition of industrial, distribution and office properties leased long-term to high quality corporate tenants in select markets in the United States and Europe, today provided an update on transactions completed in the fourth quarter and full year 2019. The Company closed on the acquisition of 19 properties during the fourth quarter 2019, representing 3.5 million square feet for approximately $252 million, bringing the full year total to 39 properties for $576 million.

The 19 properties closed in the fourth quarter were purchased at a weighted average going-in capitalization rate1 of 6.50%, equating to a weighted average capitalization rate2 of 7.25%, with a weighted average remaining lease term3 of 12.1 years. For the full year, 2019, the 39 properties closed were purchased at a weighted average going-in capitalization rate of 6.69%, equating to a weighted average capitalization rate of 7.43%, with a weighted average remaining lease term of 12.5 years. GNL funded the transactions using a combination of its revolving credit facility, mortgage debt and cash on hand.

“We are pleased to announce a very active fourth quarter for GNL,” said the Company’s Chief Executive Officer James Nelson. “We made a number of significant industrial and office acquisitions, with a weighted average remaining lease term exceeding 12 years and at what we believe to be favorable cap rates. Our fourth quarter activity brought our total 2019 acquisitions to $576 million and positions GNL for a successful 2020 and beyond.”

2019 Fourth Quarter Acquisitions Summary

Tenant	Location	Type	Properties	Purchase Price [4]
Faurecia	MI	HQ/R&D	1	$48,363,065
Fed Ex	Canada	Industrial	2	$6,973,020
NSA	NH	Industrial	1	$8,951,049
Plasma	TX, IL, MS, FL, LA, NC	Medical Office	9	$34,482,900
Fortune 150 Tenant	OH, TN	Industrial	6	$153,498,516
Totals			19	$252,268,550

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a real estate investment trust focused on the acquisition of industrial and office properties leased long-term to high quality corporate tenants in select markets in the United States and Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

1 Going-in capitalization rate is a rate of return on a real estate investment property based on the expected, cash rental income that the property will generate under its existing lease during the first year of the lease. Going-in capitalization rate is calculated by dividing the cash rental income the property will generate during the first year of the lease (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. Weighted-average going-in capitalization rate is based upon square feet as of the date of acquisition.

2 Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-line rental income that the property will generate under its existing lease. Capitalization rate is calculated by dividing the annualized straight-line rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average capitalization rate is based upon square feet.

3 The weighted-average remaining lease term is based upon square feet as of the date of acquisition.

4 Represents the contract purchase price and excludes capitalized acquisition costs per GAAP.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words "anticipates," "believes," "expects," "estimates," "projects," "plans," "intends," "may," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL's most recent Annual Report on Form 10-K for the year ended December 31, 2018 filed February 28, 2019 and all other filings filed with the Securities and Exchange Commission after that date. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investor Relations

investorrelations@globalnetlease.com

(866) 902-0063